NEWS RELEASE


                                                                        Contact:
                                                                        --------
                                                   Chris Oviatt, General Manager
                                                                    210-639-6811



RIVERCENTER TO RESTORE 500,000 SQUARE FOOT HISTORIC JOSKE'S BUILDING - ADD ENTERTAINMENT & DINING

Part of Three Phased "Grand Re-Imagining" Plan for Downtown Retail/Entertainment Complex



SAN ANTONIO, TX (June 5, 2008) - Ashkenazy Acquisition Corporation (AAC), owners of Rivercenter mall since 2005, announced today the acquisition of the historic Joske's building from Dillard's, Inc. and plans to revitalize the landmark property. "The acquisition and revitalization of the Joske's building is part of a larger, three-phase redevelopment plan for Rivercenter Mall first conceptualized over three years ago." said Chris Oviatt, General Manager for Rivercenter. "Negotiations between Dillard's and AAC for the acquisition began in early 2007 and were critical to our redevelopment plans" said Barry Lustig, SVP of Leasing for AAC.

"In addition to redeveloping the 500,000 square foot historic building, AAC will begin redevelopment work this summer that includes renovating the lagoon area along Commerce Street and adding additional new retail and high-end restaurant venues including San Antonio's first Fogo de Chao restaurant." said Lustig. The final phase of the current redevelopment plan will include major updates to the existing mall interior to complement the work done in the lagoon area and Joske's building. "We're calling this a Grand Re-Imagining" Oviatt said. "It's been 20 years since Rivercenter opened and AAC is excited about the opportunity to revitalize this iconic river walk destination."

AAC is working with local architects, S.A. Partnership under the leadership of Frank Valadez and is currently in the conceptual planning phase for the Joske's building. The historic design review process could begin this fall with construction beginning as early as summer 2009. Dillard's will remain open through mid August of this year and company spokesperson, Julie Bull, has indicated that Dillard's is currently working to relocate Rivercenter associates to the company's four remaining San Antonio locations.

Ashkenazy Acquisition Corporation (AAC) is a private, New York based real estate investment firm, focusing on premier retail and office assets across the United States. With more than 13 million square feet of retail and office properties, AAC's extensive portfolio includes more than 70 properties and a combined value of over $5 Billion dollars. Since its 2005 acquisition of Rivercenter, AAC has also acquired the famed Union Station in Washington DC.



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